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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


         INVESTOR RELATIONS CONTACT                  MEDIA CONTACT

         Warren Edwards                              Lesley Pool
         Executive Vice President/                   Senior Vice President/
         Chief Financial Officer                     Chief Marketing Officer
         ACS, Inc.                                   ACS, Inc.
         214-841-8082                                214-841-8028
         warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com



                 ACS PROMOTES COMPANY COO MARK KING TO PRESIDENT



DALLAS, TEXAS: August 19, 2002 - ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today the promotion of Mark King, who has served as Chief Operating Officer (COO) of ACS since 2001, to the additional title of President.

Jeff Rich, CEO of ACS said, "ACS has a solid track record of growth and profitability, and Mark has been an important contributor to our success. Mark has demonstrated effective leadership as COO over the past year and his promotion is well deserved. Mark will continue to oversee all client operations, implement integration initiatives, and ensure that our services are the best in the world."

Mark King joined ACS shortly after its founding in 1988. During his tenure with the company, Mark has served in a variety of leadership and managerial positions. In 1995, he was appointed to Chief Financial Officer, and was promoted to COO in 2001.

Mark King, President and COO of ACS said, "I have seen ACS grow from a great idea, with a single client, to a leading BPO provider for commercial and government clients worldwide. As President of ACS, I will continue to advance our growth, develop our capabilities, and maintain our focus of becoming the leading BPO services provider in the world."

ACS, a Fortune 1000 company with more than 35,000 people supporting operations in 47 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.